Exhibit 10.8

DISTRIBUTORSHIP AGREEMENT

This Distribution Agreement (the “Agreement”) is made between OPKO HEALTH SPAIN, S.L.U., with registered office in L’Hospitalet del Llobregat (Barcelona), Plaça Europa 13-15, 08908, and holder of Tax Identification Number B-59150904, represented by Hans Berner and Carlos Avila, CEO and Chief Commercial and Marketing Officer, respectively, (hereinafter referred to as “Distributor”), and Regen Lab S.A., having its principal place of business at: En Budron B2, 1052 Le Mont-sur-Lausanne (VD), Switzerland, represented by Mr. Antoine Turzi, CEO, Tel.: [*], e-mail: [*] (hereinafter referred to as “Company”).

1.0	DISTRIBUTORSHIP

Subject to the terms and conditions hereof, Company appoints the Distributor during the period of this Agreement (hereinafter referred to as “Term”), as its Exclusive Distributor for the resale of products designated under this Agreement according to Attachment A and only in the following territory (hereinafter referred to as “Territory”): SPAIN, and the Distributor is willing to accept such an appointment.

Company appoints Distributor on an Exclusive basis by Product reference and/or Business Area as specified in Attachment A.

Not more than thirty (30) days following the Effective Date of the Agreement, Distributor agrees to order Products from Company for an amount of no less than 10.000 Units of BCT3 (Private Label) and 5.000 units of Cellular Matrix (Private Label). In the case Distributor doesn’t order as specified in the present Article, Company may immediately terminate the Agreement without any compensation and/or obligations towards the Distributor.

2.0	PRODUCTS

2.1 Products for the purposes of this Agreement shall consist exclusively of medical devices as well as its consumables and expendables (hereinafter referred to as “Products”) described in Attachment A. The parties may add products or Business Areas (hereinafter “BA” or “BAs”) from time to time by mutual written agreement.

2.2 The Distributor shall promptly inform the Company of any proposed change in the specification of the Products which is necessary in order for them to conform with any applicable laws in the Territory. In which event, the Company shall promptly notify the Distributor in writing whether it is willing to change the specification(s), and if so, any resulting change in the price of the Products. If the Company does not notify the Distributor in writing within sixty (60) days that it agrees to the change in the specification(s), or if it does notify the Distributor, but the Distributor does not notify the Company in writing within thirty (30) days that it agrees to any change in the price of the Products, the Products in question shall cease to be subject to this Agreement. If the Products in question form all or a substantial proportion of the Products covered by this Agreement, either party may terminate this Agreement by giving written notice to the other party within thirty (30) days.

2.3 Any additional non-exclusive product and/or non-exclusive BA (different from the ones set forth in Attachment A) may be unconditionally and immediately removed by Company from the present Agreement with sixty (60) days written notice from Company to Distributor.

3.0	OBLIGATIONS OF DISTRIBUTOR

3.1 Marketing, promotion, and sale

3.1.A Distributor shall take all steps necessary to maximize the sales potential for all the Products throughout the Territory and for all BAs pursuant to this Agreement. Distributor agrees:

1)	to use its best efforts to meet the annual sales quota for each Product;

2)	to actively promote and market, within Territory’s Ministry of Health (MOH) Guidelines, all the Products for all BAs to potential dealers, healthcare professionals, and end-user customers throughout the Territory;

3)	to attend, display and actively promote, within Territory’s MOH Guidelines, all the Products for all BAs at trade shows, medical congresses/conferences and other healthcare meetings throughout the Territory selected by the Distributor;

4)	to promptly answer all requests, both written and oral, for information relating to all Products;

5)	provide literature, promotional materials, and technical information provided by the Company according to Section 4 to dealers, healthcare professionals and end-user customers throughout the Territory;

6)	(i) to ensure that Distributor’s staff and network is appropriately trained in relation to the Products including, but not limited to, Products’ instructions for use (including intended use, warnings and risks, storage and normal functioning) and Company’s training instructions/guidelines, (ii) to provide appropriate training to all customers (i.e. medical doctors or any other healthcare professional using Company’s Products) throughout the Territory before Product shipment, (iii) to ensure that appropriate trainings and instructions for use are passed through the entire distribution channel (i.e. from the Distributor, any intermediaries, to all end user customers) with appropriate records thereof (for points I to III), available to the Company on Company’s or authority’s request.

If a Product is not actively promoted, Company has the right to remove such Product from Attachment A (Product list) of this Agreement at the time of the Agreement’s renewal. In the case of a BA that is not actively promoted, Company has the right to remove such BA from this Agreement at the time of the Agreement’s renewal. Upon mutual written agreement between the parties hereto, new Products and/or BAs may be added to this Agreement.

3.1.B The Distributor shall use its reasonable commercial endeavours to distribute and sell the Products in accordance with an annual Business Plan for the marketing and sale of the Products (the “Business Plan”), a copy of which shall be provided to the Company. The Distributor shall update the Business Plan on an annual basis. During each year of the Term of the Agreement, the Distributor shall spend not less than the amount specified in the Business Plan for that year on advertising and promoting the Products in the Territory.

3.1.C In connection with the promotion, marketing and sale of the Products the Distributor shall:

3.1.C.1 Sell Products exclusively to customers corresponding to the user profile as described in the Indications for Use (I.F.U.) of the Products;

3.1.C.2 Make it clear in all dealings with customers and prospective customers that it is acting as a third-party independent Distributor of the Products and not as the agent of the Company;

3.1.C.3 Comply with all applicable laws, rules, and regulations in the Territory;

3.1.C.4 Keep all stocks of the Products which it holds in conditions that are appropriate for their storage and provide appropriate security for the Products; Distributor shall store the Products in accordance with the storage specifications that Company will provide in writing, and in accordance with all applicable laws, rules, and regulations in the Territory;

3.1.C.5 Provide the Company with copies of its up-to-date price lists;

3.1.C.6 Upon request, provide the Company with copies of brochures, catalogs, manuals and other marketing materials used by the Distributor in relation to the Products;

3.1.C.7 Use only advertising, promotional and marketing materials which are approved in writing by the Company. Distributor shall not independently produce any advertising or marketing material related to the Products without obtaining the Company’s prior written approval pursuant to Section 3.3.B;

3.1.C.8 Observe all directions and instructions reasonably given to it by the Company in relation to the promotion and advertisement of the Products, and not make any written or oral statements as to the quality or fitness of the Products without the prior written approval of the Company; and

3.1.C.9 Provide, a customer after-sales, and maintenance program related to the Products for the Term of this Agreement.

3.1.D Distributor agrees that any sub-distributor, dealer or agent of the Distributor shall be well qualified to act in such capacity and shall be in compliance with all applicable laws, rules, and regulations in the Territory, and the Distributor shall provide reasonable evidence thereof to the Company. Sub-distributor, dealer or agent of Distributor shall only be appointed with the previous written agreement of the Company. Sub-distributor or agent of Distributor will accept all responsibilities of the Agreement, and Distributor is expressly responsible for any breach of this Agreement caused by sub-distributor or agent.

3.1.E The Distributor shall carry out its obligations in relation to the marketing, promotion, and sale of the Products and the provision of an after-sales and maintenance service program at its own expense. The Distributor shall act with due skill, care and diligence, and shall at all times act towards the Company dutifully and in good faith in all matters relating to this Agreement.

3.1.F Company will provide to Distributor all user manuals, advertising, and marketing information in Spanish. Company will own such documents and related intellectual property rights, but Distributor has the non-exclusive right to use them during the Term of this Agreement in connection with its activities pursuant to this Agreement.

3.1.G Distributor agrees to maintain adequate levels of Products to meet the demands of the marketplace and to make prompt deliveries of all orders it receives.

3.1.H The Distributor shall:

3.1.H.1 Keep full and proper books of account and records showing clearly all inquiries, quotations, transactions, and proceedings relating to the Products;

3.1.H.2 Inform the Company (promptly after having knowledge thereof) of any changes in the ownership or control of the Distributor and of any change in its organization or methods of doing business which might affect the performance of the Distributor’s duties under this Agreement; and

3.1.H.3 Consult with the Company’s representatives from time to time in order to assess the state of the market in the Territory, and permit the Company to inspect any premises used by the Distributor in connection with the sale of the Products.

3.1.I Distributor shall furnish to the Company a sales and depletion report and details of sales efforts (in units) to enable Company to track sales performance.

3.1.J Distributor shall distribute and ship the Products within the Territory in accordance with Company’s packaging, shipping, and distribution specifications and in accordance with all laws, rules, and regulations in the Territory. Distributor may not customize or modify, directly or indirectly, any of the Products.

3.1.K Distributor shall not sell any Product with an expired shelf life, and shall dispose of any such expired Product in the manner required by Company, and in accordance with all laws, statutes, rules, and regulations in the Territory.

3.1.L Parties are subject to the terms and obligations of a separate agreement addressing quality and regulatory obligations (the “Quality Agreement”). In the case of conflict between the Distribution Agreement and the Quality Agreement, the terms and obligations of the Quality Agreement prevail.

3.1.M Distributor shall comply with all applicable laws, rules and regulations in the Territory related to distributors of medical devices. Distributor confirms that it is duly authorized as of the date of signature of the present Agreement to act as distributor of medical devices in the Territory. Upon Company’s request, Distributor agrees to provide to Company proof of such valid authorization within five (5) working days. Distributor shall implement procedures in order to fulfil its obligations. parties shall fully comply with all regulatory obligations of a separate agreement: the Quality Agreement.

3.1.N Distributor shall comply with all intellectual property and confidentiality obligations as provided in Attachment D (Legal).

3.2 Competition

3.2.A If Distributor has the knowledge, Distributor agrees to advise the Company of market conditions and the state of competition with respect to the Products in the Territory. Distributor shall inform the Company in writing within ten (10) working days of becoming aware of any competing product in the Territory.

3.2.B Distributor represents and warrants that, as of the initial Term of the Agreement or effective date of the Agreement, Distributor is not involved, directly or indirectly, in any activities (“Competing Activities”) involving products which compete or have the potential to compete with the Products, including without limitation, the distribution of competing product lines. If Distributor becomes involved in any Competing Activities, Distributor shall promptly notify the Company of such involvement, and the Company shall have, in addition to all other remedies to which Company may be entitled, the right to terminate this Agreement without liability at any time thereafter.

It is expressly agreed upon by the parties that the commercialisation by Distributor of medical devices consisting of pre-filled sterile syringe containing sodium hyaluronate will not be considered a Competing Activity.

3.2.C The Distributor shall not:

3.2.C.1 Directly or indirectly, engage in or participate in, render advice or assistance to, or have any interest in, any partnership, corporation, or other entity or person which offers products similar to the Products;

3.2.C.2 Obtain any of the Products from any person other than the Company, or obtain from any other person, for purposes of resale, any products that compete with the Products;

3.2.C.3 Have any employment or stock position in the manufacture or distribution in the Territory or outside the Territory of any products which compete in any way with the Products sold by the Company;

3.2.C.4 Seek customers, establish a warehouse or distribution outlet for any of the Products or otherwise market any of the Products outside the Territory;

3.2.C.5 Sell any of the Products to any person or company outside the Territory, or inside the Territory if the Distributor knows, or should reasonably know, that the person or company intends to resell the Products outside the Territory;

3.2.C.6 Sell other Company’s products other than the Products listed in this Agreement;

3.2.C.7 Sell Products in BAs not listed or authorized in Article 1 and Attachment A;

3.2.C.8 Sell components of the Products; or

3.2.C.9 Sell the Products via Internet such as Amazon, eBay, Alibaba but the Distributor may sell through a web-store on its own Territory’s MOH compliant website.

3.2.D In the case Distributor is found to sell Company’s products in a BA where Distributor is not entitled to sell, such commercialization shall be considered a breach of the Agreement. Distributor shall immediately cease such commercialization. Further, Distributor shall upon well documented evidence (client(s) involved with invoices detailing products, price and quantity sold) (i) agree to deduct the improper sales from its actual sales (i.e. the improper sales will not be taken into account when assessing whether the sales quotas have been reached or not) and (ii) compensate Company for an amount in cash to be transferred to Company’s bank account not later than thirty (30) days from Company’s notice to Distributor, such amount equivalent to the following formula:

(improper sold quantities) * (sale price - supply price (Attachment C))

3.2.E If Distributor receives any order from a prospective purchaser whose principal place of business is located outside the Territory, Distributor shall immediately refer that order to the Company. Distributor shall not accept any such orders. Distributor may not deliver, distribute, commercialize, promote or tender (or cause to be delivered, distributed, commercialized, promoted or tendered) any Product outside of the Territory.

3.3 Miscellaneous

3.3.A Distributor shall not submit or present to any governmental entity or regulatory authority any document related to the Products or the Company without the prior written approval of the Company, which shall seek compliance of the appliable law and therefore such approval shall not be unreasonably denied. Distributor shall transmit within five (5) working days to Company all communications submitted to or received from any governmental entity or regulatory authority in relation to the Products or Company. Silence by the Company within three (3) working days shall be understood as an approval to submit the required documents.

3.3.B Distributor agrees that the Company’s prior written approval is required before publication or presentation by any means (including websites, computers, journals, posters, congresses/conferences or tradeshows) of any material (including scientific, promotional or advertising material) related to the Products or Company. A draft of any material (including scientific, promotional or advertising material) related to the Products or Company shall be sent to Company at least twenty (20) working days before the intended publication or presentation date. Distributor agrees that any publicity or advertising released by it in which Company or Products are identified shall be in accordance with the terms of this Agreement and with use of information or data which the Company has furnished in connection with this Agreement. Copies of all such publicity and advertising shall be promptly forwarded to the Company. Notwithstanding the foregoing, nothing in this Section 3.3.B shall apply to any material previously approved by the Company and provided to Distributor pursuant to this Agreement.

3.3.C Each party (the “Indemnifying Party”) shall indemnify, defend, and hold harmless the other party (the “Indemnified Party”) from any and all loss, liability, and expense (including, without limitation, reasonable attorneys’ fees) arising out of:

(i)	the breach by the Indemnifying Party of any of the representations, warranties, or covenants set forth in this Agreement; or

(ii)	the gross negligence or willful misconduct of the Indemnifying Party.

3.3.D Neither party shall take any action that is intended, or would reasonably be expected, to harm the other party or its reputation, or that would reasonably be expected to lead to unfavorable publicity for the other party.

3.3.E If Distributor deals (e.g. imports, receives, resells, uses, stores or holds) in any way with a product from the Company which is not a Product (as listed in Attachment A), then Distributor shall immediately inform Company thereof in writing and all articles/clauses of this Agreement and any applicable Amendment shall equally apply to such products.

4.0	OBLIGATIONS OF COMPANY

4.1 If the appointment of the Distributor is exclusive, and for so long as it remains exclusive, Company shall not:

4.1.A Appoint any other person as its Distributor for the sale of the Products and for the specific BAs within the Territory; or

4.1.B Supply (either independently or through an agent) any of the Products to any other person for the specific BAs within the Territory, whether through physical or online sales. Furthermore, the Company shall not engage in any indirect sales through e-commerce activities within the Territory. Should the Company receive any online or offline purchase order for any BAs within the Territory, the Company will redirect such order to the Distributor so that it may handle it directly.

4.2 Company warrants that at the time of shipment, Products supplied by the Company hereunder shall be manufactured in accordance with Good Manufacturing Practices (GMP) as defined in the World Health Organization Guidelines; provided, however, that the Company shall not be liable for any of the foregoing with respect to any product labeling or package inserts to be provided or used by Distributor, any translation thereof, or for any noncompliance with the foregoing due to the handling or packaging of Products by Distributor.

4.3 The Company shall from time to time, provide the Distributor with reasonable marketing, promotional and advertising materials, samples of the Products, and such brochures, catalogs, manuals and up-to-date marketing, promotional and advertising materials concerning the Products that the Company considers appropriate or as the Distributor reasonably requests. This shall not be construed as an obligation to the Company to design and/or produce any document or material specific to the Territory or elsewhere. The Company may, where reasonably practicable, provide support to the Distributor in the development of the specified material.

4.4 Company must/has to provide Instructions for Use (I.F.U.), product labeling and other technical information in multi languages as per European Community Standards.

4.5 The Company must fulfil its obligations under this Agreement based on the Distributor’s forecasts.

4.6 The Company may discontinue the manufacture of any or all of the Products, in which case the Company will give the Distributor one hundred and twenty 120 days’ notice in writing of the discontinuation. The Company shall fulfil all outstanding orders for the Products in question which are placed by the Distributor before the date of the notice.

4.7 The Company shall attempt to answer as soon as practicable, any technical or scientific inquiries concerning the Products which are made by the Distributor or its customers. The Company shall provide the Distributor with support in dealing with any defective Products. Company shall provide, by either email, telephone or Skype, reasonable scientific support related to the Products. In case of defective products, Clause 9 shall apply.

4.8 Company shall provide in either written, oral, or Skype or in person format, product launch training to Distributor’s personnel in connection with the marketing, sale, and support of the Products.

4.9 During the first year of the Term of the Agreement, the Distributor may request a visit to the Company’s premises, at times to be agreed by both parties and for not more than three (3) working days. The Company visit may be for up to two suitably qualified employees of the Distributor for training by the Company in relation to the Products and their marketing. The Distributor shall remain liable for all salaries and other employment costs of such employees of the Distributor, and all traveling, accommodation and other expenses incurred by such employees of the Distributor.

4.10 Company may provide promotional activities and visits within the Territory, including but not limited, to inviting experts to attend or present at seminars.

4.11 In compliancy with the MDR (Medical Device Regulation (EU) 2017/745), Company appoints its subsidiary Regen Lab France SAS as its authorized EC representative (EC REP), its importer and distributor of Company’s Products within the EU, which the Distributor fully acknowledges and agrees herewith.

4.12 Company shall comply with all applicable ISO norms, European Community (EC) and Territory’s laws, rules, and regulations related to a manufacturer and sale of medical devices.

4.13 Company shall comply with all applicable ISO norms, European Community (EC) and Territory’s laws, statutes, legislation, directives, regulations, rules and guidelines related to Post Market Surveillance (PMS).

4.14 Company agrees to provide technical information, including but not limited to, relevant clinical results required for any regulatory filings that the Company may be required to submit within the Territory.

5.0	ORDERS AND PRICING

5.1 For shipment and invoicing of the Products, Company appoints Regen Lab France S.A.S, having its principal place of business at: 2 Avenue de Laponie, 91940 Les Ulis, France.

Products are to be shipped and invoiced ex-works on the terms and at the prices set forth in Attachment C.

If both Company and Distributor fail to agree on new prices within thirty (30) days following the last day of the immediately preceding calendar year, then (i) either Company or Distributor may terminate the Agreement by written notice to the Company/Distributor not later than two (2) months following the last day of such immediately preceding calendar year, with the Agreement deemed to be terminated four (4) months following the last day of such immediately preceding calendar year, or (ii) the Agreement shall continue in effect, unless otherwise terminated in accordance with the terms of this Agreement, with the same prices as were effective for the immediately preceding calendar year. Company reserves the right to increase the price of the Products, to reflect for example any fluctuations in the applicable exchange rate or increase in the price of raw material(s), and the prices as so altered shall apply to all Products ordered after the applicable date of the increase. The Company shall provide the Distributor with sixty (60) days’ written notice prior to any price increase. Notwithstanding the foregoing, the Company reserves the right to adjust the prices of all Products under the following conditions:

-	Annual Consumer Price Index (CPI) Adjustment: Prices may be increased annually in accordance with the percentage increase in the CPI for the relevant region.

-	Raw Material Cost Increases: If the cost of raw materials increases by more than ten percent (10%), the Company may increase the prices of Products proportionally to reflect this impact on manufacturing expenses.

5.2 Payment Terms. All payments shall be made via transfer to the bank account specified by the Company in writing. Payments shall be made without any set-off, deduction, or withholding, except for taxes that the Distributor is legally obligated to deduct or withhold from the Company.

1.	Payment for Initial Order:

For the initial order, the Distributor shall remit payment as follows:

-	an advance payment of 50% of the projected first full year sales upon signing this Agreement.

-	the remaining balance shall be paid within thirty (30) days as from the receipt of the Products in the Distributor’s warehouse (with payments due on or before the 20th day of the month).

2.	Payment for Subsequent Orders:

For all subsequent orders, the DISTRIBUTOR shall make payment on a net 30-day basis, with payments due on or before the 20th day of the month.

All invoices must be settled in full before the Distributor may place any additional purchase orders.

5.3 The Distributor shall place non binding annual forecast every year, in line with Attachment B.

5.4 If the Distributor fails to pay the price for any Products in accordance with this Agreement, the Company may, without limiting any other right or remedy, cancel or suspend any further delivery to the Distributor under any order.

5.5 The prices of the Products are exclusive of any applicable value added tax, sales tax, import tax, customs, duties or similar tax, for which the Distributor shall be liable in addition to the price.

5.6 The Distributor has the right to determine its selling prices to its customers and pricing policy. Distributor agrees that its sole profit is to be derived from its resale of Products. The Company has provided a manufacturer suggested retail price (MSRP). The Distributor shall comply in all material respects with antitrust regulation and legislation.

5.7 The Distributor shall notify the Company in writing of its estimated orders for the Products for each year during the Term of the Agreement and no later than three (3) months prior to the start of the next calendar year. The Distributor shall provide to the Company any revisions to those estimates, as soon as practicable, but no later than at the start of each quarter.

5.8 The Distributor shall be responsible to the Company for:

5.8.A Ensuring the accuracy of each order for the Products given by the Distributor;

5.8.B Promptly giving the Company all necessary information relating to the Products which is reasonably requested by the Company to enable the Company to fulfil each order in accordance with its terms; and

5.9 The Distributor shall, within thirty (30) days of the arrival of each delivery of the Products at the Distributor’s premises, inspect the Products at its own cost and notify the Company in writing of any Apparent Defect in goods by reason of which the Distributor alleges that the Products delivered do not comply with this Agreement, and which should be apparent upon inspection.

“Apparent Defect” means defects that can be discovered by reasonable and customary observation or inspection upon arrival at Distributor’s facilities (i.e. shortage in quantities, Products not fulfilling the minimum shelf life; missing import documentation).

OPKO shall notify the Company in writing of any Latent Defect within thirty (30) calendar days of discovery

“Latent Defects” means a hidden or concealed defect which could not be discovered by reasonable and customary observation or inspection upon arrival at Distributor’s facilities.

5.10 Risk of damage to or loss of the Products shall pass to the Distributor in accordance with the relevant terms or otherwise at the time of delivery of the Products to the Distributor’s warehouse.

6.0	TERM OF AGREEMENT

6.1 The initial Term of this Agreement shall run from December 1, 2024 (“Effective Date”) until December 31, 2027, and thereafter will be renewed automatically every year when the sales quota, stated in Attachment B, is fulfilled for all Products and/or BAs as applicable under Attachment B. If total sales forecast is not fulfilled for a particular calendar year, each party can notify the other party within sixty (60) days written notice following December 31 of its intent:

6.1.A To terminate the Agreement, with the termination becoming effective fifteen (15) days following the date of Company’s written notice; or

6.1.B To remove from the Agreement one or more Product(s) and/or BA(s) for which the associated Products have not met the sales quotas and continue with the remainder of the Agreement. The Product(s)/BA(s) removal shall become effective as of the date of Company’s written notice.

Sales quotas for years which have not been provided in Attachment B will be determined and agreed by both parties annually. If both parties fail to agree on new sales quotas by October 31st of each year during the Term of the Agreement (the “Deadline”), then (i) either party may terminate the Agreement by written notice to the other party not later than December 31st immediately following such Deadline, with the Agreement deemed to be terminated as of the one hundred twentieth (120th) day following such Deadline, or (ii) the Agreement shall continue in effect for the next calendar year, unless otherwise terminated in accordance with the terms of this Agreement, with applicable sales quotas for such succeeding calendar year corresponding to the sales quotas in effect as of the Deadline in the calendar year then ending.

6.2 Either party may terminate this Agreement at any time, with or without cause, by delivering to the other party written notice at least six (6) months in advance.

6.3 Either party may terminate the Agreement in the event the other party is in material breach of its obligations hereunder, providing that such breach is not cured within thirty (30) working days after receipt of written notice thereof from the party asserting such breach.

6.4 For the purposes of Article 6.3, a breach of any provision of this Agreement shall be considered capable of being cured, if the party in breach can comply with the provision in question in all respects other than as to the time of performance.

6.5 Company may terminate the Agreement effective immediately, without prior notice, in case of breach by Distributor of any laws, rules, or regulations related to medical devices.

6.6 Company may terminate the Agreement effective immediately, without prior notice, if during a six (6) month period the Distributor has failed to order Products for a minimum of 2000 units of Private Label Cellular Matrix and 3000 units of Private Label Regenkit BCT.

6.7 Company may terminate the Agreement effective immediately, without prior notice, if the Distributor sells or offers to sell Products outside of Territory or is in breach of any non-compete clause pursuant to this Agreement.

6.8 Either party may terminate this Agreement effective immediately, without prior notice, if the other party (i) files a petition in bankruptcy; (ii) goes into liquidation or is adjudicated bankrupt; (iii) takes advantage of the insolvency laws of any state, territory, or country; (iv) makes an assignment for the benefit of creditors; or (v) has a receiver, trustee or other court officer appointed for its property.

6.9 Company may terminate the Agreement, without restrictions, effective immediately in the event of illegal use by Distributor of Company’s protected or confidential information, intellectual property rights including trademarks, copyright, patents, and inventions. In such events, Company shall have the right to immediately terminate, without restriction, the Agreement.

6.10 The Company may terminate this Agreement with immediate effect by giving written notice to the Distributor, if the latter fails to pay any sum payable by it under this Agreement within sixty (60) days following written notice that a payment is overdue.

6.11 The termination of this Agreement for any reason shall not affect:

6.11.A Either party’s accrued rights, remedies or liabilities, including payments due, at the effective date of termination; or

6.11.B The coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into or continue in force on or after termination. This includes, but is not limited to, all matters relating to confidentiality or non- compete.

6.12 In the event of a breach of the Agreement by the Distributor or upon expiration of this Agreement, the Company shall not have any obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee of present or prospective sales, investments, compensation or goodwill. Distributor, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws, rules and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Distributor hereby indemnifies and holds the Company harmless from and against any and all claims, costs, damages, and liabilities whatsoever asserted by any employee, agent or representative of Distributor under any applicable termination, labour, social security or other similar laws, rules or regulations.

7.0	EFFECT OF TERMINATION

The rights and obligations of the parties under this Agreement accruing prior to termination shall not be affected upon termination, and should either party request any indemnity for loss of profit, goodwill, or creation of clientele, it shall be discussed on the basis of sales and business plan presented at the time of termination. The following provisions shall take effect upon the termination of this agreement for any reason:

7.1 The Company can be entitled on its own decision - and Distributor can agree on its own decision - to repurchase from the Distributor, all or part of any inventory of the Products then held by the Distributor.

If the parties do not agree on such repurchase, the Distributor shall be able to sell remaining inventory for an extra period of six (6) months after the termination. After such extra period, should the Distributor still have remaining inventory of Product, the Company may decide to (i) repurchase it at the price paid by the Distributor (assuming the transportation costs); (ii) destruct it at is cost; or (iii) to allow the Distributor to continue selling it as long as the Product’s shelf life is not expired.

7.2 The Distributor shall (at the Company’s expense) within thirty (30) days send to the Company or otherwise dispose of in accordance with the directions of the Company, all material, including equipment and documents, samples of the Company and any advertising, promotional or sales material relating to the Products then in the possession of the Distributor.

7.3 Outstanding unpaid invoices rendered by the Company in respect of the Products shall become immediately payable by the Distributor and invoices in respect of Products ordered prior to termination but for which an invoice has not been submitted shall be payable within three (3) business days from submission of the invoice.

7.4 The Distributor shall cease to promote, market or advertise the Products or to make any use of the Trademarks or any other Intellectual Property of the Company except for the purpose of selling any Products which the Company has not exercised its right of repurchase.

8.0	LIABILITY

8.1 In any case, where employees of one party visit the location/premises of the other party for the purposes of this Agreement, the party visiting the location/premises shall:

8.1.A Ensure that such employees comply with all security, safety and other regulations which are in force at the other party’s location/premises; and

8.1.B Indemnify the other party against all liabilities, costs, damages, and expenses to the extent that the same are caused by the negligent act or omission of any such employee at the other party’s location/premises.

8.2 Except in respect of death or personal injury caused by the Company’s negligence, the Company shall not be liable to the Distributor by reason of any: misrepresentation (unless fraudulent); implied warranty, condition or other term; loss of profits; or any indirect, special or consequential loss or damage (whether caused by the negligence of the Company, its servants or agents or otherwise) in relation to the supply of the Products, or any failure to supply them or their resale by the Distributor, or otherwise arising out of or in connection with this Agreement.

8.3 The Company shall not be liable for unauthorized imports of Products, accessories or equipment including centrifuges in the Territory. Both parties will use its best efforts to stop any unauthorized importation of Products or equipment into the Territory, including contacting the unauthorized importer and relevant governmental bodies in the Territory.

9.0	WARRANTY

9.1 Subject to the following provisions, the Company warrants to the Distributor that:

9.1.A The Company has at the time of delivery, good title to the Products supplied under this Agreement;

9.1.B The Products supplied under this Agreement comply with all health, safety and other applicable legal requirements (ISO 13485 and MDR 745/2017).

9.1.C The Products will be compliant with the provisions of this Agreement.

9.2 The Company shall be under no liability with respect of any defect in the Products arising from normal wear and tear, or any wilful damage, negligence, subjection to abnormal working conditions, failure to follow the Company’s written instructions, misuse, alteration or repair of the Products without the Company’s written approval, or any other act or omission on the part of the Distributor, its employees or agents or any third-party.

9.3 The Company warrants that the Products will be free from defects (in material and workmanship, including free from design, manufacture and quality defects) for the duration of the shelf life indicated on the packaging. For consumables or expendables, the warranty period shall correspond to the usage time specified in the Instructions for Use (I.F.U.), provided the item is used before its expiration date.

This warranty applies only when the Products are used under normal operating conditions, maintained in accordance with the I.F.U., and have not been subjected to accident, alteration, or misuse.

In the event of a defect within the warranty period, the Company shall, at its discretion:

●	Repair or replace the defective Product with no additional cost to the Distributor;

●	Refund the purchase price, including reasonable transportation costs; and

●	In any case (replacement or refund) bear the costs related to the destruction of defective stock by the Distributor, if necessary, and keep the Distributor harmless from such defect.

The Company reserves the right to request proof of purchase, such as the original invoice, to validate warranty claims.

9.4 Under no circumstances shall the warranty apply to any Product which has been used with unapproved ingredients or devices or to any Product which has been customized, modified, damaged, reused, or misused.

THE WARRANTY DESCRIBED ABOVE IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESSED, OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE AND ALL WARRANTIES ARISING FROM THE COURSE OF DEALING OR USAGE OF TRADE). THE DISTRIBUTOR’S SOLE AND EXCLUSIVE REMEDY IS FOR REPAIR OR REPLACEMENT OF THE DEFECTIVE PRODUCT OR PART THEREOF, OR REFUND OF THE PURCHASE PRICE OF SUCH PRODUCT (PLUS TRANSPORTATION AND DESTRUCTION COSTS); BUT IN NO EVENT, SHALL COMPANY BE LIABLE TO THE DISTRIBUTOR OR ANY PERSON FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR OTHERWISE WITH RESPECT TO, OR ARISING OUT OF, THE PRODUCT FURNISHED THEREUNDER.

Representations and warranties made by any person, including distributors, dealers, representatives or employees, which are inconsistent or in conflict with, or in addition to, the terms of this warranty shall not be binding upon Company unless in writing and signed by one of its officers.

10.0	FORCE MAJEURE

10.1 “Force majeure” means acts of war, acts of public enemies, terrorist attacks, riots, sabotage, emergencies, accidents, fires, earthquakes, floods, storms, Acts of God, embargoes, authority of laws, labour disputes (including strikes, lockouts, job actions, or boycotts), or other impediments which the affected party proves was beyond its control and that it could not reasonably be expected to have taken the impediment into account at the time of the conclusion of this Agreement or to have avoided or overcome it or its consequences.

10.2 A party affected by force majeure shall not be deemed to be in breach of this Agreement, or otherwise be liable to the other party, by reason of any delay in performance, or the non- performance, of any of its obligations under this Agreement to the extent that the delay or non- performance is due to any force majeure of which it has notified the other party in accordance with this Agreement.

10.3 If any force majeure occurs in relation to either party which affects or is likely to affect the performance of any of its obligations under this Agreement, it shall notify the other party within a reasonable time as to the nature and extent of the circumstances in question and their effect on its ability to perform.

10.4 If the performance by either party of any of its obligations under this Agreement is prevented or delayed by force majeure for a continuous period in excess of three (3) months, the other party shall be entitled to terminate this Agreement by giving written notice to the party affected by the force majeure.

11.0	GENERAL WARRANTIES

11.1 Each party warrants to the other party that:

11.1.A It has the authority to enter into this Agreement;

11.1.B It is qualified and permitted to enter into this Agreement and that the terms of this Agreement do not conflict with and are not inconsistent with any other of its contractual obligations;

11.1.C It is validly existing and in good standing as a corporation or limited liability company under the laws of the state of registration, and has all necessary powers to perform its obligations under this Agreement and its financial resources are sufficient to enable it to perform all of its obligations under this Agreement;

11.1.D It has not at any time in the past three (3) years been involved, and is not currently involved, in any litigation or disciplinary action relating to the sale of medical devices before a regulatory authority or under the laws of any country, and to its knowledge no such proceedings are anticipated to commence during the Term of this Agreement;

11.1.E The signatory to this Agreement for and on behalf of that party is authorized and fully empowered to execute this Agreement on that party’s behalf;

11.1.F The entry into and performance of this Agreement by that party will not breach any contractual or other obligation owed by that party to any other person, any rights of any other person or any other legal provision;

11.1.G It has sufficient personnel and capacity to perform its obligations under this Agreement;

11.1.H It owns or controls sufficient rights for it to perform its obligations under this Agreement; and

11.1.I It will at all times during the Term of this Agreement, comply with the terms of and maintain in force any necessary governmental or other approvals, consents, notifications, registrations or other legal requirements for the performance by that party of its obligations under this Agreement.

12.0	RELATIONSHIP BETWEEN PARTIES

The relationship between Company and Distributor is that of vendor and vendee. Under no circumstances shall Distributor, its agents or employees, be deemed agents or representatives of Company, and Distributor shall have no right to enter into any contracts or commitments IN THE NAME OF OR ON BEHALF OF Company in any respect whatsoever. Nothing in this Agreement shall (i) be deemed to establish a partnership in law between the parties, (ii) deem to establish either party the agent of the other for any purpose or (iii) entitle either party to commit or bind the other (or any member of its respective Group) in any manner.

13.0	ASSIGNMENT AND DELEGATION

13.1 This Agreement is personal to the parties and, except to the extent necessary for the collection of outstanding bills through a factoring agent, neither party shall without the prior written approval of the other:

13.1.A Assign, mortgage, charge, otherwise transfer or deal in, or create any trust over, any of its rights; or

13.1.B Subcontract or otherwise delegate the whole or any part of its rights or obligations under this Agreement to another person. However, upon Company’s written approval, the Distributor has the right to use third-party independent sales representatives within the territory providing they are bound by this Agreement as agents of the Distributor.

14.0	NOTICES

Notices or communications regarding Product, Price, or Payment Terms, may take the form of e-mails to be communicated to MONICA MOREN, Q.P, e-mail: [*] with Confirmation of receipt is required. Any other notice or other communication required or desired to be given by one party to the other party, under this Agreement, shall be given in writing and shall be deemed given when personally delivered to the CEO, Managing Director, President or General Manager of the other party, or, to Federal Express or other international overnight courier or when deposited in a postal facility, postage prepaid, registered or certified mail, return receipt requested, which is maintained by the Company’s government for such purposes and directed to the address set forth above.

15.0	SEVERABILITY

15.1 If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected provision, unless it can be concluded from the circumstances that, in the absence of the provision found to be null and void, the parties would not have entered into this Agreement.

15.2 The parties shall use all reasonable efforts to replace all provisions found to be null and void by provisions that are valid under the applicable law and come closest to their original intention.

16.0	GOVERNING LAW AND ARBITRATION

Swiss Law shall apply to this Agreement. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the law of FRANCE applicable to agreements negotiated, executed and performed in FRANCE and without reference to conflict of laws principles. Any dispute, controversy, claim or litigation brought forward by a Party against the other Party shall always be held in FRANCE, Paris. Seat of any litigation is FRANCE.

17.0	LANGUAGE OF THE AGREEMENT

This Agreement has been negotiated and concluded in English. It may be translated into any other language for practical purposes, but the English version shall prevail in the event of any doubt.

18.0	COUNTERPARTS

This Agreement may be executed in any number of counterparts and delivered by facsimile transmission, electronic transmission, or by PDF. Each counterpart shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

19.0	ENTIRE AGREEMENT

19.1 This Agreement constitutes the entire Agreement between the parties and supersedes all previous negotiations, representations and agreement heretofore made by the parties hereto with respect to the subject matter hereof. There are no understandings or agreements relative hereto which are not fully expressed herein; no modification, amendment, waiver or discharge thereof shall be valid unless in writing and executed by the party whose rights are adversely affected thereby. Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party that is not expressly set out or referred to in this Agreement. This Article shall not exclude any liability for fraudulent misrepresentation.

19.2 This Agreement may not be varied except by an agreement of both parties in writing.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives duly authorized as of the day and year first above written.

For Regen Lab SA
By Mr. Antoine Turzi, CEO		By Manuel J. Nogueroles Nocedal

Signature	/s/ Antoine Turzi	Signature	/s/ Manuel J. Nogueroles Nocedal

Date	19 December 2024	Date	19 de diciembre de 2024

By Jean-Marc Biscarrat

Signature	/s/ Jean-Marc Biscarrat

Date	19 décembre 2024

For Opko Health Spain, S.L.U.
By Hans Berner (CEO) and Carlos Ávila (Chief Commercial and Marketing Officer)

Signature	/s/ Hans Berner	Signature	/s/ Carlos Ávila

Date	2024.12.23	Date	2024.12.23

ATTACHMENT A – PRODUCTS REFERENCES - BUSINESS AREAS

PRODUCT REFERENCES	BUSINESS AREAS	EXCLUSIVITY YES/NO
PRIVATE LABEL Cellular Matrix PRP HA
	MSK, Non surgical	YES
PRIVATE LABEL RegenKit BCT
	MSK, Non surgical	YES

Products are PRIVATE LABEL versions of CELLULAR MATRIX and REGENKIT BCT

ATTACHMENT B – TOTAL YEARLY QUOTAS

YEARLY SALES QUOTAS	2025 [UNITS]	2026 [UNITS]	2027 [UNITS]
PRIVATE LABEL Cellular Matrix PRP HA
	5.000	5.000	5.000
PRIVATE LABEL RegenKit BCT
	10.000	10.000	10.000

TOTAL SALES QUOTAS [UNITS]	15.000	15.000	15.000

Products will have (at the time of delivery) a minimum Shelf life of 6 months.

Total Sales Quotas determine a level of sales by which this contract is automatically renewed.

Years in the above table correspond to calendar years (starting on January 1st and ending on December 31st). Sales Quotas for year 2025 shall be prorated in consideration of the launch of the commercialisation of the Product in the Territory and the 31 December of such year. Subsequent years shall start on the January and end in December of each calendar Year.

ATTACHMENT C – TERMS & PRICES

Product/Accessory	Ref.	Price (EUR)
PRIVATE LABEL Cellular Matrix		126,00
PRIVATE LABEL RegenKit BCT		56,00

Prices: Ex-works France (Regen Lab France S.A.S: 2 Avenue de Laponie, 91940 Les Ulis, France)

All shipping, duties, taxes, and tariffs are paid by the Distributor

Payment Terms:

-	Payment for Initial First Order:

The DISTRIBUTOR shall make an advance payment of 50% of the projected first full year sales upon signing this Agreement. The remaining balance shall be paid in full prior to shipment of the Products once they are ready for dispatch.

-	Payment for Subsequent Orders:

For all subsequent orders, the DISTRIBUTOR shall make payment on a net 30-day basis, with payments due on or before the 20th day of the month following the issuance of the invoice.

First Order: 10.000 units of BCT3 (Private label), 5.000 Cellular Matrix (Private Label)

Minimum amount per subsequent order: 3.500 units of BCT3 (Private label), 5.000 Cellular Matrix (Private Label)

ATTACHMENT D – LEGAL

1.1	Intellectual Property

1.1.A During the Term of this Agreement, Distributor may use as selling aids the trademarks and brand names identifying Company’s Products as such trademarks and brand names are actually affixed to the Products, or upon the cartons or containers in which they are packaged or sold by Company. Distributor will not make any use of said trademarks or brand names with any products not manufactured by Company. Upon termination of this Agreement, Distributor shall cease using such trademarks, brand names, or any colorable imitation thereof. Distributor’s performance of its obligations under this Agreement shall not give it any rights in Company’s patents, trademarks, copyrights, trade secrets, know-how, or intellectual property of any kind.

1.1.B The Company grants to the Distributor the right to use in the Territory in relation to the promotion, marketing and sale of the Products the Company’s following Trademarks:

-	RegenLab

and any other Trademarks used by the Company in relation to the Products at any time during the Term of the Agreement which are notified in writing to the Distributor (the “Trademarks”), to the extent necessary for the purposes of exercising its rights and performing its obligations under this contract.

1.1.C The Distributor shall ensure that each reference to and use of any of the “Trademarks” by the Distributor in relation to the Products in any advertising or marketing material or otherwise is in a manner from time to time approved by the Company and accompanied by an acknowledgement, in a form approved by the Company, that it is a Trademark (or registered Trademark) of the Company.

1.1.D The Distributor shall not:

1.1.D.1 Modify the Products or their packaging, except to the extent that this is required in accordance with applicable law;

1.1.D.2 Alter or remove from the Products any of the Trademarks, or the numbers or other means of identification used on or in relation to the Products;

1.1.D.3 Use any of the Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of the Company;

1.1.D.4 Use in relation to the Products any non-Company Trademarks without obtaining the prior written consent of the Company;

1.1.D.5 Use in the Territory any Trademarks or trade names which so resemble any of the Trademarks as to be likely to cause confusion or deception;

1.1.D.6 Use any of the Trademarks as part of the Distributor’s corporate or business name; or

1.1.D.7 Apply for or register as a Trademark or as a domain name in the Territory or elsewhere any name or mark which is the same as or similar to any of the Trademarks or any domain name of the Company, whether in the Territory or outside the Territory. If the Distributor applies for or registers any Trademark or domain name in breach of this Article, it shall hold the benefit of the application or the registration in trust for the Company and transfer it to the Company on demand and without delay.

1.1.E Except as provided in this Agreement, the Distributor shall have no rights in respect of any trade names or Trademarks used by the Company in relation to the Products or of the goodwill associated with them, or in any other Intellectual Property, including but not limited to patents, inventions, copyright, and design rights, of the Company in respect of the Products.

1.1.F The Distributor shall not permit or authorize any third-party to do any act which would or may invalidate or be inconsistent with any of the Trademarks or any other Intellectual Property of the Company or its licensor.

1.1.G The Company warrants that the Products do not infringe upon any third-party intellectual property rights.

1.1.H The Distributor shall promptly and fully notify the Company of any actual, threatened or suspected infringement in the Territory of any of the Trademarks or any other Intellectual Property of the Company. The Distributor’s shall notify the Company of any claim or threatened claim by any third-party with respect to the Products, in that the importation of the Products into the Territory, or their sale in the Territory, infringes the Trademark or other Intellectual Property rights of any other person or company.

1.1.I In the event of any such infringement or claim:

1.1.I.1 The Distributor shall at the request and expense of the Company take all steps reasonably necessary to assist the Company in taking or resisting any proceedings in relation to the infringement or claim; and

1.1.I.2 The Company shall have sole control over any proceedings or negotiations in connection with any alleged infringement or claim.

1.1.J Any inventions made, developed, conceived, or reduced to practice by Distributor that relate to the Products (including any associated delivery systems), and any intellectual property relating thereto, shall be owned solely by Company. Distributor hereby assigns and transfers to Company all right, title, and interest in and to such inventions and related intellectual property and agrees to take all further acts reasonably required to evidence such assignment and transfer to Company, at Company’s expense. Company hereby grants to Distributor an exclusive, royalty- free, nontransferable, non-sublicensable license to use such improvements made by Distributor for uses other than in the Products and associated delivery systems.

1.1.K Distributor shall promptly notify Company in writing of any actual or suspected infringements, imitations, or unauthorized use of the Company’s Intellectual Property rights including but not limited to trademarks, patents, copyrights, trade secrets or Products of which Distributor becomes aware. Company shall have the exclusive right in its sole discretion to institute any proceedings against such third party in its name and on its behalf.

1.1.L Distributor shall cooperate fully with Company in any legal action taken by Company against such third parties, provided that Company shall pay all expenses of such action and all damage relating to damage suffered personally by Company and Distributor which may be awarded or agreed upon in settlement of such action shall accrue to Company.

1.2	Confidential Information

1.2.A Both parties understand and acknowledge that, by virtue of this contract, they may both receive or become aware of information belonging or relating to the other party, its business, Business Plans, affairs or activities, which information is confidential and proprietary to the other party and/or its Suppliers and/or customers and in respect of which they are bound by a strict duty of confidence (“Confidential Information”).

1.2.B “Confidential Information” shall include trade secrets and all processes, designs, patterns, colours, data, materials, products, technology, computer programs, specifications, manuals, business plans, software, marketing plans, pricing, commissions, financial information, and other information designated and maintained as confidential that (i) has or could have commercial value in the business in which the Company is engaged, or in which it contemplates engaging; and (ii) all information that, if disclosed without authorization, could be detrimental to the interests of the Company. It shall include all information of the Company that is disclosed or submitted, orally, in writing, or by any other media, to Distributor that is designated by the Company as confidential. In the event the Company discloses Confidential Information orally or visually, it shall, contemporaneously with making such a disclosure, identify the disclosed Confidential Information as confidential, and shall deliver to the Distributor, with thirty (30) days following such disclosure, a written summary of the Confidential Information, marked confidential.

1.2.C Notwithstanding the foregoing, Confidential Information shall not include information that: (1) is now or subsequently becomes generally available to the public through no wrongful act or omission of the Distributor; (2) that Distributor can demonstrate to have had rightfully in its possession prior to disclosure by the Company; (3) is independently developed by the Distributor without use, directly or indirectly, of any Confidential Information; and (4) Distributor rightfully obtains from a third-party who has the right to transfer or disclose it.

1.2.D Confidentiality Obligation

1.2.D.1 Distributor agrees that the Confidential Information is to be considered confidential and proprietary to the Company and that Distributor shall hold the same in confidence, shall not use the Confidential Information other than for the purpose of its business with the Company, and shall disclose it only to their officers, directors, or employees with a specific need to know, and that are bound by this Agreement or other obligations of confidentiality. Distributor will not disclose, publish or otherwise reveal any of the Confidential Information received from the Company to any other party whatsoever except with the specific prior written authorization of the Company. Distributor shall provide the names of any individuals having access to Confidential Information if requested to do so by the Company.

1.2.D.2 Nothing herein shall require the Company to disclose any of its confidential or proprietary information.

1.2.D.3 Further, the obligation not to disclose shall not be affected by bankruptcy, receivership, assignment, attachment or seizure procedures, whether initiated by or against Distributor, nor by the rejection of any agreement between Company and Distributor, by a trustee of Distributor in bankruptcy, or by Distributor as a debtor-in-possession or the equivalent of any of the foregoing under local law.

1.2.D.4 If disclosure of Confidential Information is demanded by subpoena or other validly issued judicial or administrative process, Distributor shall promptly notify Company to enable the Company to defend any such demand, and Distributor shall cooperate with the Company in opposing said demand (at Company’s expense), and shall only disclose the requested Confidential Information to the extent required by law and after notification to the Company.

1.2.D.5 Confidential Information furnished in tangible form shall not be duplicated by Distributor except for carrying out the purposes of this Agreement or the parties’ business relationship. Upon the request of the Company, Distributor shall return all Confidential Information, and any copies or data derived therefrom within ten (10) days of such request. At Distributor’s option, any documents or other media developed by Distributor containing Confidential Information may be destroyed by Distributor. Distributor shall provide a written certificate to Company regarding destruction within thirty (30) days thereafter.

1.2.D.6 The provisions of this Article 1.2 shall continue without limit of time, notwithstanding the termination of this contract for any reason.